Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our audit report on the annual financial statements of Powerlink Digital Partners I, Inc. (the “Company”), for the period from inception to September 30, 2024 and of our report dated December 18, 2024 included in the Company’s Offering Statement on Form 1-A.

Assuarance Dimensions

/s/ Assurance Dimensions

_______________________
Tampa, Florida
March 19, 2025